For:	Immediate Release	Contact:	Larry Lentych
	October 23, 2008		574 235 2000

Andrea Short
574 235 2000

1ST SOURCE ANNOUNCES DIVIDEND INCREASE, THIRD QUARTER PROFITS

•	Profitable quarter, good revenue growth
•	Solid credit quality
o	Reserve for loan and lease losses to 2.28%
o	Year-to-date net charge-offs of 0.02%
o	Nonperforming assets of 0.88%
•	Dividend increase of 14.3%
•	Impairment charge for investments in Fannie Mae, Freddie Mac of $8.07 million
•	11.70% and 12.98 % period end Tier 1 and total risk based capital ratios in the “well capitalized level”, the highest regulatory designation.

  South Bend, IN – South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced third quarter earnings results as well as an increase in the quarterly cash dividend. Christopher J. Murphy III, Chairman of 1st Source, commented "With severe turbulence in so many financial institutions, I'm extremely pleased with our operating income growth and that 1st Source is able to increase its dividend this quarter, maintaining our streak of over 19 years of consecutive dividend growth. I am also pleased with the strong performance of our loan portfolios and the level of our reserves."

      1st Source Corporation reported operating income of $10.06 million for the third quarter of 2008 compared to $6.13 million for same period a year earlier. For the first three quarters of the year, operating income was $27.44 million versus the $22.71 million a year earlier. Net income, which was adversely impacted by impairment charges of $5.59 million, net of tax, primarily from investments in Fannie Mae and Freddie Mac preferred stock, was $4.47 million for the quarter and $21.07 million year-to-date versus $6.13 million and $22.71 million in net income for the same periods a year earlier. Operating income per share for the third quarter of 2008 was $0.41 per share versus $0.25 a year earlier while net income per share was $0.18 versus $0.25 a year ago.  For the first three quarters of the year, operating income per share was $1.12 compared to $0.96 per share in 2007, and net income per share was $0.86 for 2008 versus $0.96 per share for 2007.

      At the October meeting, the Board of Directors approved an increase in the cash dividend to $0.16 per share, a 14.3 percent increase over the dividend a year earlier. The cash dividend will be payable on November 14, 2008, to shareholders of record on November 4, 2008.

      According to Mr. Murphy, “While this has been a tough quarter for business, we are pleased that we have been able to help our customers continue to grow with loan and deposit products designed to meet their needs. We are well positioned for the long term, are well-capitalized, have a strong balance sheet, a solid credit portfolio and our net interest margin is holding steady.  We actually had net loan and lease loss recoveries of $337 thousand for the quarter. Our mortgage and lending businesses have always been conventional and conservative. We have no sub-prime loans. We have no Alt-A loans. And, we have no overly valued residential or commercial real estate development loans.”

      “During the quarter, we completed blending First National Bank, Valparaiso into 1st Source and welcomed a wonderful new set of clients to the Bank. We are already seeing the benefits of the consolidation as our costs are dropping, while we continue to grow the market by offering highly personalized service, convenience, and a wider product and service selection. My colleagues also spent the quarter counseling our clients on positioning for turbulent times, the value of FDIC insurance, and navigating through uncertainty,” concluded Mr. Murphy.

      Before the impairment charge, noninterest income for the three month period ended September 30, 2008 was $21.38 million compared to $17.90 million reported in the same period of 2007. For the first three quarters of 2008, noninterest income before the impairment charge was $63.03 million versus $54.45 million for the first three quarters a year earlier. As discussed above, during the third quarter of 2008, 1st Source wrote down Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae) preferred stocks in the investment portfolio by $8.07 million ($5.01 million net of tax). Excluding this write-down, noninterest income increased in all categories. Noninterest income including the impairment charge was $12.38 million for the third quarter of 2008 and $53.77 million year-to-date.

      Noninterest expense for the third quarter was $38.32 million, an increase from the $37.44 million reported in the third quarter a year earlier. Noninterest expense for the first nine months was $114.61 million versus $103.69 million for the same period of 2007. The leading factor in the year-to-date change was increased expenses due to the May 31, 2007 acquisition of First National Bank, Valparaiso.

      Net loans and leases at the close of the third quarter were $3.31 billion, up 3.54 percent from a year earlier. 1st Source’s reserve for loan and lease losses as of September 30, 2008, was 2.28 percent of total loans and leases compared to 2.02 percent at September 30, 2007. 1st Source’s provision for loan and lease losses was $3.57 million this quarter compared to $3.66 million for the third quarter 2007.  Net recoveries were $0.34 million this quarter compared to net charge-offs of $1.84 million in the quarter a year ago. The ratio of nonperforming assets to net loans and leases was 0.88 percent on September 30, 2008, compared to 0.52 percent on September 30, 2007.

        As of September 30, 2008, the 1st Source common equity-to-assets ratio was 10.00 percent compared to 9.68 percent a year ago. Common shareholders' equity was $441.01 million, up 3.23 percent from the $427.20 million reported a year ago. Total assets at the end of the third quarter of 2008 were $4.41 billion, down slightly from a year ago. Total loans and leases were up 3.54 percent and total deposits were down 1.90 percent over the comparable figures at the end of the third quarter of 2007.

     In light of the national financial crisis and the enactment of the Emergency Economic Stabilization Act of 2008, U.S. government agencies are taking various actions in an attempt to enhance financial stability. These include the U.S. Treasury Department's Troubled Asset Relief Program Capital Purchase Program, which offers to all U.S. banking organizations the opportunity to issue and sell preferred stock, along with warrants to purchase common stock, to the U.S. Treasury on what may be considered attractive terms. In addition, the FDIC has initiated the Temporary Liquidity Guarantee Program that will provide a 100 percent guarantee for a limited period of time to newly issued senior unsecured debt and non-interest bearing transaction deposits. Coverage under the Temporary Liquidity Guarantee Program is available for 30 days without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for non-interest bearing transaction deposits. 1st Source’s capital ratios remain well above the minimum levels required for well capitalized status and have not been adversely affected in any significant respect by the national financial crisis. However, 1st Source is assessing its participation in both programs to determine what may be in its best interest long-term and has not yet made a definitive decision as to whether it will participate.

     In addition to the results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures.  1st Source believes that providing a non-GAAP financial measure to illustrate our earnings excluding extraordinary impairments of its Freddie Mac and Fannie Mae securities is useful in understanding 1st Source’s financial performance because the severe deterioration of those issues is unrelated to 1st Source’s operations. Additionally, these non-GAAP measures are used by management in its analysis of 1st Source’s performance.  These non-GAAP measures, referred to above as “operating income”, exclude other-than-temporary impairment on investment securities.  The following table reconciles net income presented in accordance with U.S. generally accepted accounting principles to operating earnings, a non-GAAP measure.

Net income (dollars in thousands):	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income	$10,063	$6,130	$27,444	$22,713

Other-than-temporary impairment, net of tax
FHLMC and FNMA preferred equities	(5,012)	-	(5,593)	-
Other preferred equities	(579)	-	(780)	-
Total other-than-temporary impairment, net of tax	(5,591)	-	(6,373)	-

Net income	$4,472	$6,130	$21,071	$22,713

Earnings per share	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income per share	$0.41	$0.25	$1.12	$0.96

Other-than-temporary impairment, net of tax
FHLMC and FNMA preferred equities	(0.21)	-	(0.23)	-
Other preferred equities	(0.02)	-	(0.03)	-
Total other-than-temporary impairment, net of tax	(0.23)	-	(0.26)	-

Earnings per share	$0.18	$0.25	$0.86	$0.96

   1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 79 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, 7 Trust and Wealth management locations plus 6 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

    1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

     1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

1st SOURCE CORPORATION
3rd QUARTER 2008 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets			$4,409,619	$4,412,651
Loans and leases			3,314,863	3,201,595
Deposits			3,350,412	3,415,169
Reserve for loan and lease losses			75,606	64,664
Intangible assets			92,185	91,546
Common shareholders' equity			441,010	427,195

AVERAGE BALANCES
Assets	$4,400,009	$4,446,719	$4,383,948	$4,053,944
Earning assets	4,075,541	4,103,807	4,047,131	3,771,816
Investments	681,972	826,374	725,301	725,275
Loans and leases	3,322,970	3,179,234	3,251,499	2,930,077
Deposits	3,341,035	3,490,193	3,369,474	3,193,139
Interest bearing liabilities	3,517,330	3,576,200	3,493,013	3,235,392
Common shareholders' equity	444,219	430,710	443,162	400,566

INCOME STATEMENT DATA
Net interest income	$33,397	$31,698	$98,818	$86,841
Net interest income - FTE	34,258	32,735	101,508	89,398
Provision for loan and lease losses	3,571	3,660	9,603	4,284
Noninterest income	12,380	17,897	53,774	54,453
Noninterest expense	38,317	37,440	114,613	103,686
Net income	4,472	6,130	21,071	22,713

PER SHARE DATA
Basic net income per common share	$0.19	$0.25	$0.87	$0.97
Diluted net income per common share	0.18	0.25	0.86	0.96
Cash dividends paid per common share	0.14	0.14	0.42	0.42
Book value per common share	18.29	17.67	18.29	17.67
Tangible book value per common share	14.47	13.89	14.47	13.89
Market value - High	30.00	26.53	30.00	32.62
Market value - Low	14.54	18.41	14.54	18.41
Basic weighted average common shares outstanding	24,109,960	24,275,794	24,104,015	23,309,281
Diluted weighted average common shares outstanding	24,393,603	24,567,404	24,386,756	23,603,676

KEY RATIOS
Return on average assets	0.40%	0.55%	0.64%	0.75%
Return on average common shareholders' equity	4.00	5.65	6.35	7.58
Average common shareholders' equity to average assets	10.10	9.69	10.11	9.88
End of period tangible common equity to tangible assets	8.08	7.77	8.08	7.77
Net interest margin	3.34	3.16	3.35	3.17
Efficiency: expense to revenue	66.01	71.30	66.78	69.56
Net charge-offs to average loans and leases	(0.04)	0.23	0.02	0.04
Loan and lease loss reserve to loans and leases	2.28	2.02	2.28	2.02
Nonperforming assets to loans and leases	0.88	0.52	0.88	0.52

ASSET QUALITY
Loans and leases past due 90 days or more			$1,476	$693
Nonaccrual and restructured loans and leases			22,812	10,211
Other real estate			1,615	824
Former bank premises held for sale			3,821	1,855
Repossessions			234	3,430
Equipment owned under operating leases			40	114
Total nonperforming assets			29,998	17,127

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2008	September 30, 2007
ASSETS
Cash and due from banks	$75,704	$117,564
Federal funds sold and
interest bearing deposits with other banks	59,090	3,754
Investment securities available-for-sale
(amortized cost of $656,294 and $792,504
at September 30, 2008 and 2007, respectively)	658,905	795,865
Other investments	18,612	14,937
Mortgages held for sale	38,700	25,074

Loans and leases, net of unearned discount:
Commercial and agricultural loans	671,019	585,842
Auto, light truck and environmental equipment	337,248	330,967
Medium and heavy duty truck	253,682	315,116
Aircraft financing	608,881	583,533
Construction equipment financing	383,446	377,069
Loans secured by real estate	924,313	858,818
Consumer loans	136,274	150,250
Total loans and leases	3,314,863	3,201,595
Reserve for loan and lease losses	(75,606)	(64,664)
Net loans and leases	3,239,257	3,136,931

Equipment owned under operating leases, net	87,407	78,041
Net premises and equipment	41,194	49,272
Goodwill and intangible assets	92,185	91,546
Accrued income and other assets	98,565	99,667

Total assets	$4,409,619	$4,412,651

LIABILITIES
Deposits:
Noninterest bearing	$374,290	$389,099
Interest bearing	2,976,122	3,026,070
Total deposits	3,350,412	3,415,169

Federal funds purchased and securities
sold under agreements to repurchase	244,491	327,623
Other short-term borrowings	190,173	24,611
Long-term debt and mandatorily redeemable securities	34,861	44,303
Subordinated notes	89,692	100,002
Accrued expenses and other liabilities	58,980	73,748
Total liabilities	3,968,609	3,985,456

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	342,979	342,840
Retained earnings	128,428	112,938
Cost of common stock in treasury	(32,019)	(30,717)
Accumulated other comprehensive income	1,622	2,134
Total shareholders' equity	441,010	427,195

Total liabilities and shareholders' equity	$4,409,619	$4,412,651

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Interest income:
Loans and leases	$50,979	$57,970	$154,590	$159,322
Investment securities, taxable	4,896	7,221	17,288	18,660
Investment securities, tax-exempt	1,873	2,213	5,904	5,351
Other	317	926	986	3,282

Total interest income	58,065	68,330	178,768	186,615

Interest expense:
Deposits	20,347	31,184	67,116	85,249
Short-term borrowings	2,255	2,978	6,434	8,240
Subordinated notes	1,648	1,846	5,067	4,236
Long-term debt and mandatorily redeemable securities	418	624	1,333	2,049

Total interest expense	24,668	36,632	79,950	99,774

Net interest income	33,397	31,698	98,818	86,841
Provision for loan and lease losses	3,571	3,660	9,603	4,284

Net interest income after provision for
loan and lease losses	29,826	28,038	89,215	82,557

Noninterest income:
Trust fees	4,939	3,853	14,155	11,367
Service charges on deposit accounts	5,761	5,278	16,633	15,074
Mortgage banking income	959	770	3,493	2,400
Insurance commissions	1,084	964	4,122	3,540
Equipment rental income	6,285	5,345	17,794	15,730
Other income	2,168	1,841	6,836	6,042
Investment securities and other investment (losses) gains	(8,816)	(154)	(9,259)	300

Total noninterest income	12,380	17,897	53,774	54,453

Noninterest expense:
Salaries and employee benefits	19,297	20,035	58,996	55,754
Net occupancy expense	2,332	2,467	7,289	6,552
Furniture and equipment expense	3,694	3,996	11,555	10,838
Depreciation - leased equipment	5,041	4,284	14,266	12,603
Professional fees	2,773	922	6,453	3,089
Supplies and communication	1,812	1,666	5,163	4,450
Business development and marketing expense	881	1,027	2,524	3,302
Other expense	2,487	3,043	8,367	7,098

Total noninterest expense	38,317	37,440	114,613	103,686

Income before income taxes	3,889	8,495	28,376	33,324
Income tax (benefit) expense	(583)	2,365	7,305	10,611

Net income	$4,472	$6,130	$21,071	$22,713

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com